FOR IMMEDIATE RELEASE

EMTA HOLDINGS ACQUIRES DYSON PROPERTIES, MANUFACTURER OF HIGH-PERFORMANCE AUTOMOTIVE LUBRICANTS WHICH COMPLEMENT EMTA’S ENERGY CONSERVATION PRODUCT LINE, XENTX

Scottsdale, Ariz., January 10, 2007 - EMTA Holdings, Inc. (EMHD.PK), the Scottsdale based maker of the XenTx line of automotive energy conservation products, announced that effective January 1, 2007 it has acquired Dyson Properties, Inc., Durant, Okla. Dyson manufactures and sells automotive racing and performance oils and lubricants under the name Synergyn Racing.

Michael Dyson, President of Dyson Properties, will remain as president of the EMTA Synergyn subsidiary.

The Synergyn line, established in 1992, complements the XenTx line and gives EMTA manufacturing and distribution capabilities from the Synergyn plant in Durant.

Synergyn offers the latest in synthetic motor lubricants. Synergyn products are blended for use in the latest NASCAR and NHRA racing engines as well as in personal cars and pickup trucks. Synergyn also supplies lubrication technology for commercial, industrial and farming use. It offers 37 products including oils, oil treatments, fuel supplements, grease and gear lubricants, hydraulic fluids and transmission and tractor fluids.

Edmond L. Lonergan, EMTA CEO and President, stated, “We expect to expand distribution of both product lines through the cross marketing of each other’s products. XenTx has been sold primarily through retail and automotive outlets and Synergyn has been sold primarily to the racing community and industry through custom automotive shops and distributors.”

Mr. Lonergan added, “We are pleased that Michael Dyson will remain as President of our Synergyn subsidiary, adding both management experience and technical support to EMTA.”

Additional information about the companies can be found at XenTx.com and SynergynRacing.com.

About EMTA
EMTA Holdings Inc. is a holding company currently engaged in providing innovative solutions to conserve energy usage, particularly for petroleum-based fuels. The Company has developed unique products that are sold to industrial and commercial customers as well as to retail consumers. In addition, the Company is currently developing three new lubrication products and is interested in identifying future merger opportunities.

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This press release discusses certain matters that may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of EMTA Corp. (“the Company”) and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to: the ability of the Company to raise necessary capital; to attract and retain effective management; the lack of viable commercial applications or the failure of third-party contractors to perform their contractual obligations. Prospective investors are also referred to the other risks identified from time to time in the Company’s reports and registration statement filed with the Securities and Exchange Commission.

Consulting For Strategic Growth1, Ltd. (“CFSG1”) provides EMTA Holdings Inc. (“the Company”) with consulting, business advisory, investor relations, public relations and corporate development services. Independent of CFSG1’s receipt of cash compensation from the Company, CFSG1 may choose to purchase the company’s common stock and thereafter liquidate those securities at any time it deems appropriate to do so.

Contact:
Stan Wunderlich
Consulting for Strategic Growth 1, Ltd.
800 Second Avenue, Fifth Floor
New York, NY 10017
(800) 625-2236
info@cfsg1.com
www.CFSG1.com